UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 6, 2008

Synovics Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22011	86-0760991
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

5360 Northwest 35th Avenue, Ft. Lauderdale, FL	33309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (954) 486-4590

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                       Entry into a Material Definitive Agreement

          On June 6, 2008, the Registrant issued a press release announcing that on June 6, 2008, the Registrant entered into a Joint Venture Agreement (“Agreement”) with Maneesh Pharmaceuticals, Ltd. (“Maneesh”). A copy of the press release making such an announcement is found in Exhibit 99.1 hereto.

          Under the terms of the Agreement, Maneesh has agreed to provide consulting services to the Registrant and its subsidiaries for an initial term of one year, which term shall automatically renew for additional one year terms absent notice of non-renewal. Pursuant to the Agreement, the Registrant has agreed to pay Maneesh a consulting fee of $25,000 per month, commencing December 2008, plus reimbursement of reasonable and accountable expenses. The Agreement further provides that Maneesh and Kirk Pharmaceuticals, LLC (“Kirk”), the Registrant’s subsidiary, may in the future agree to the license by Maneesh to Kirk of the non-exclusive right to manufacture and distribute pharmaceutical products proprietary to Maneesh.

          As set forth in Schedule 13D/A filed with the Securities and Exchange Commission on May 19, 2008, Maneesh beneficially owns 24,904,700 shares of common stock of the Registrant. Maneesh is controlled by Vinay Sapte and his brother Maneesh Sapte. Vinay Sapte and Maneesh Sapte, together with Jyotindra Gange, a Maneesh designee, are all members of the Registrant’s five member board of directors.

          The foregoing description is qualified in its entirety by the Agreement which is found in Exhibit 10.1 hereto.

Item 9.01.        Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits

	10.1	Joint Venture Agreement dated as of June 6, 2008 by and between the Registrant and Maneesh Pharmaceuticals, Ltd.

	99.1	Press Release dated June 12, 2008

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

          Dated: June 12, 2008

SYNOVICS PHARMACEUTICALS, INC.

By:	/s/ Ronald Howard Lane
Name:	Ronald Howard Lane, Ph.D.
Title:	Chief Executive Officer